Exhibit 99.1

OFFICE DEPOT                                                        NEWS RELEASE
--------------------------------------------------------------------------------
CONTACT: EILEEN H. DUNN
         VICE PRESIDENT, INVESTOR RELATIONS/PUBLIC RELATIONS
         561/438-4930
         edunn@officedepot.com
         ---------------------

               OFFICE DEPOT ANNOUNCES SECOND QUARTER 2002 RESULTS

      o  EPS ROSE 29% TO $0.18, OR $0.20 EXCLUDING LITIGATION SETTLEMENT COSTS
      o FREE CASH FLOW ON TRACK TO EXCEED $350 MILLION WITH CASH POSITION APPROACHING $1 BILLION
      o  COMPANY ANNOUNCES REPURCHASE OF 1992 LYONS(R)

(DELRAY BEACH, FL) JULY 17, 2002 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced second quarter results for the period ended June 29, 2002.

Company sales for the second quarter grew 4% to $2.6 billion compared to the second quarter of 2001. For the first six months of 2002, sales grew 2% to $5.7 billion compared to the first half of 2001. Worldwide comparable sales in the 847 stores and 39 delivery centers that have been open for more than one year were flat for the second quarter, and declined 1% for the first half of 2002.

Operating income for the second quarter increased 15% to $92.7 million compared to the same period in 2001. Earnings per share rose 29% to $0.18 for the second quarter from $0.14 in comparable period last year. Results for the second quarter reflect an accrual in accordance with the provisions of FAS 5 of approximately $12 million (or $0.02 per share) for the anticipated settlement of class action litigation in the state of California. The litigation alleges that the Company incorrectly classified its retail store managers and assistant store managers in the state of California as exempt from the payment of overtime for hours worked in that state. The California state wage and hour statutes differ from those in other states, as well as the Federal standard; and numerous other retailers have resolved similar cases in California. The asserted claims have not been settled, and negotiations are on going. The Company denies any liability in this litigation. Earnings per share excluding these estimated legal costs reached $0.20 per share.

For the first six months of 2002, operating income increased 45% to $256.6 million compared to the same period in 2001. Earnings per share rose 52% to $0.50 during the first half of 2002 compared to the same period in 2001.

Included in the second quarter and first half results for 2001 were charges related to the non-cash write-down of investments in certain Office Depot Internet marketing partners totaling $8.5 million. In addition, goodwill is no longer being amortized in accordance with the provisions of FAS 142. During

2001, goodwill amortization was $1.8 million for the second quarter and $3.6 million for the first half.

BRUCE NELSON, OFFICE DEPOT'S CHAIRMAN & CEO, commented: "Overall, our second quarter results were in line with the increased guidance we provided earlier this year. Key operating metrics were favorable across all business units, including those for customer service, employee retention and RONA. Despite a continued soft revenue environment, our balance sheet and free cash flow remained solid. North American retail traffic comped positively, although the average retail ticket declined slightly during the period. Total International revenues increased from first quarter levels, growing 8% in local currencies. We launched a Viking direct mail operation in Spain, and the early results are very encouraging. We continued to increase efficiency and lower costs in our North American warehouses, while at the same time reporting quality metrics at all time highs. In fact, we believe we have never executed better in the history of Office Depot. Our more than 45,000 employees around the world are highly engaged, and focused on making Office Depot the most compelling place to work, shop and invest.

"In North American Retail, we are reporting our fifth consecutive quarterly improvement in comparable store sales, albeit still slightly negative because purchases of big-ticket items remain below expectations. Technology sales in the quarter declined 12% versus the same period last year, our ninth consecutive quarterly decline. Core office supplies, paper and filing, copy center and machine supplies all experienced positive comparable growth during the second quarter. Retail gross margins continued the positive trends of the past three quarters, as a result of merchandise mix changes and the impact of last year's chain-wide re-merchandising program. Customer service metrics reached record levels, and our hourly employee retention rate more than doubled from last year.

"North American Business Services Group sales rose 4% for the quarter, reflecting improved trends over the first quarter of this year. The large customer segment achieved its best results since the third quarter of 2001, benefiting from our focus on growing market share with our strong operational and service performance. Our 37% increase in e-commerce sales, where we continue to expand our domestic leadership position, was offset by softness in our North American catalog businesses. Lower supplier rebates, because of reduced purchases from certain key suppliers, negatively impacted gross margins. However, continued emphasis and improvement in our supply chain resulted in record inventory turns.

"Internationally, sales in the second quarter reflected an improvement in local currency growth rates in all European Viking catalog operations except France. Comparable French retail sales exceeded 5% (or 11% in U.S. dollars), and total French Office Depot sales in local currencies grew more than 19%, as we continue to expand our leadership position in that market. During the past twelve months, we have launched our new European Business Services Division in four countries; opened Switzerland and Spain with Viking catalog operations; and, at the same time, continued to achieve operating profits in excess of 13% on a year-to-date basis. Japan operating losses continue to show some improvement, even on negative quarter and year-to-date sales results.

Other second quarter highlights include:

            o Worldwide e-commerce sales grew 38% to $498 million during the quarter, and by 37% to $987 million for the first six months of 2002. We are on track to exceed $2 billion of e-commerce revenue in 2002.
            o We entered Spain at the beginning of the quarter with our Viking Direct catalog business. There is currently one distribution center in Madrid and one call center in northwest Spain. Office Depot now sells office products and services through our wholly owned delivery operations in 15 countries around the world.
            o Our new automated labor-scheduling model is now operational in 550 stores in North America, resulting in better customer service while saving an average of 40 hours per week in every store.
            o Our supply chain continued to demonstrate the highest inventory turns and the best in stock position in the industry.
            o During the quarter, we opened six new stores and relocated two stores in North America. We also successfully completed the store closings we announced earlier in the year. Internationally, we opened two stores in France and two stores in Japan during. At the end of the quarter, the Company operated 897 wholly owned stores worldwide.
            o We announced earlier today that we plan to redeem all of our 1992 Liquid Yield Option Notes (LYONS(R)) due December 2007. The Notes will be redeemed at 100 percent of the principal amount, plus accrued interest, through the August 19, 2002 redemption date. The redemption will reduce the Company's indebtedness by approximately $241 million and impact diluted earnings per share as if 13.8 million shares were repurchased.

2002 SECOND HALF OUTLOOK:

"Given what we know today, we remain comfortable with consensus earnings expectations of $1.02 for the full year. However, in line with previous communications, we anticipate smaller EPS growth rates in the back half than in the first half, as we begin to anniversary the significant improvements made in the business during 2001 that were evident in our third and fourth quarter 2001 results. Furthermore, our assumptions continue to include some gradual economic improvement in the back half of the year, and some upturn in small and medium business technology spending by the end of the year. A domestic economy that does not improve would result in some downside risk to our projections."

Mr. Nelson went on to comment, "Office Depot began a significant transformation two years ago in July, with the naming of a new leadership team. We have spent the last two years building a new executive team, putting the Company in order, and establishing a solid foundation for growth. Virtually all of our customer service metrics have shown dramatic improvement, and we are producing industry-leading statistics. Employee retention is dramatically up across the entire company. Our financial health has never been stronger, as evidenced by our free cash flow and a solid balance sheet that reflects increasing cash balances and low levels of debt. Our decision to call our LYONS reflects our confidence in the strength of our business and our outlook for the future. We are operating more efficiently, and with higher quality, than ever before; and we are poised to accelerate our sales and earning growth when the economy regains momentum, as it eventually will.

"In the meantime, we remain highly focused on driving shareholder value, and earning the trust and confidence of our employees, customers and shareholders. We see numerous opportunities for profitable growth across all of our business channels, and are testing multiple new retail formats and selectively adding vertical product categories and services. In fact, we believe we can target and reach a number of new domestic market customer/ product segments with both marketing and merchandising initiatives that should ensure real increases in our share of the more than $286 billion office supplies market in North America. We will use technology in new and innovative ways to provide our customers with what they need, and what they need to know. At the same time, we will continue to invest in our highly successful and profitable European businesses as we expand our delivery capabilities and channels into new markets and new countries."

SEGMENT RESULTS

NORTH AMERICAN RETAIL DIVISION

                                                        SECOND QUARTER                 YEAR-TO-DATE

------------------------------------------------ -------------- --------------- -------------- --------------
(IN MILLIONS OF DOLLARS)                             2002            2001           2002           2001
------------------------------------------------ -------------- --------------- -------------- --------------
Sales                                                 $1,293.2        $1,284.3       $2,915.0       $2,895.5

COGS and Occupancy Costs                                 961.5           978.7        2,190.0        2,249.3
                                                         -----           -----        -------        -------

     Gross Profit                                        331.7           305.6          725.0          646.2

Operating and Selling Expenses                           239.9           237.6          509.6          502.0
                                                         -----           -----          -----          -----
     Segment Operating Profit                            $91.8           $68.0         $215.4         $144.2
------------------------------------------------ -------------- --------------- -------------- --------------



North American Retail sales grew 1%, both in the second quarter and for the first six months of 2001 compared to the same periods last year. Comparable sales in the 815 stores open for more than one year declined 1%, driven by a 12% decline in technology products and 1% decline in furniture. Core office supplies had positive growth in the quarter. Furthermore, store traffic increased by more than 3% during the quarter, but was unable to offset a slight decline in the average ticket value. For the first six months of 2002, comparable store sales declined by 2%.

Gross margins during the second quarter improved by 185 basis points. This improvement is primarily attributable to continued product mix changes away from technology, the Company's improved SKU assortment processes as well as better clearance merchandise management. The accrual of $12 million (or $.02 EPS) for the anticipated settlement of potential class action litigation in the state of California is included in North American Retail store operating costs. Excluding this accrual, store-operating costs declined slightly compared to second quarter last year.

During the second quarter, we opened six new office supply superstores, relocated two stores, and closed 10 stores. Eight of the store closures were under-performing stores previously announced during the first quarter. The remaining two store closures occurred at the normal expiration of their lease agreements. During the quarter, we converted our 12 Office Place stores in the Canadian Providence of Quebec to Office Depot stores. We now have the ability to use the Office Depot brand name throughout Canada. At the end of the quarter, Office Depot operated a total of 853 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP

                                                        SECOND QUARTER                 YEAR-TO-DATE

------------------------------------------------ -------------- --------------- -------------- --------------
(IN MILLIONS OF DOLLARS)                             2002            2001           2002           2001
------------------------------------------------ -------------- --------------- -------------- --------------
Sales                                                   $953.6          $913.8       $1,946.2       $1,894.8

COGS and Occupancy Costs                                 668.6           623.2        1,343.2        1,307.3
                                                         -----           -----        -------        -------

     Gross Profit                                        285.0           290.6          603.0          587.5

Operating and Selling Expenses                           207.4           220.0          427.6          459.7
                                                         -----           -----          -----          -----
     Segment Operating Profit                            $77.6           $70.6         $175.4         $127.8
------------------------------------------------ -------------- --------------- -------------- --------------


Sales in our Business Services Group grew 4% during the second quarter and 3% for the first six months of 2002 compared to the same periods last year. The contract division had positive growth during the second quarter, while catalog sales remained soft. The Northeast and Southern markets continued to show the most growth, while the West Coast region had negative growth, although improved somewhat over the first quarter 2002. Domestic e-commerce sales grew by 37% during the quarter, expanding our leadership position in the industry.

Segment operating profit improved 42 basis points during the second quarter and 227 basis points for the first six months of 2002 compared to the same periods last year. Gross margins were 192 basis points less than in second quarter 2001, reflecting the inclusion of lower margin 4Sure.com sales that were not in last year's numbers. In addition, there is some short-term pressure on our vendor rebate programs because of reduced purchases from certain key suppliers, although our inventory turns are at record levels. Operating costs decreased by 234 basis points during the second quarter, and reflect the ongoing operating and efficiency improvements we are making in our call centers and warehouses. During the quarter, we moved into our new Atlanta warehouse, and did so flawlessly. This move adds much needed capacity in a vitally important and growing region for our delivery businesses.

INTERNATIONAL DIVISION

                                                        SECOND QUARTER                 YEAR-TO-DATE

------------------------------------------------ -------------- --------------- -------------- --------------
(IN MILLIONS OF DOLLARS)                             2002            2001           2002           2001
------------------------------------------------ -------------- --------------- -------------- --------------
Sales                                                   $398.4          $356.0         $825.1         $782.7

COGS and Occupancy Costs                                 242.5           213.4          497.1          470.2
                                                         -----           -----          -----          -----

     Gross Profit                                        155.9           142.6          328.0          312.5

Operating and Selling Expenses                           106.0            92.9          218.3          199.6
                                                         -----            ----          -----          -----
     Segment Operating Profit                            $49.9           $49.7         $109.7         $112.9
------------------------------------------------ -------------- --------------- -------------- --------------


Our International Division grew 8% in local currencies and 12% in U.S. dollars during the second quarter. For the first six months of 2002, our International growth was 6% in local currencies and 5% in U.S. dollars. During the second quarter, comparable sales for our International Division grew 4% in local currencies and 9% in U.S. dollars. Comparable sales for the first half of 2002 grew 4% in local currencies and 4% in U.S. dollars. International sales were positively impacted by foreign exchange rates in the second quarter by $14.6 million, although year-to-date, the negative impact was $4.9 million. International Division operating profit also benefited from foreign exchange rates by $2.2 million during the second quarter, which essentially offset the negative impact from the first quarter of 2002 in our year-to-date results.

Segment gross margins declined during the second quarter by 91 basis points, primarily attributable to the increased prospecting efforts in our catalog business and an increase in the proportion of lower margin contract business. Operating costs increased by 51 basis points for the second quarter. This increase resulted from start-up operations in Spain and Switzerland, both opened during the first six months of 2002, and the introduction of our contract business into Ireland, the Netherlands and France during the second half of 2001. Despite funding these growth initiatives, we continued to generate over 13% operating profit for the first half of 2002. We operate the most successful International business segment in our industry, and we plan to continue to expand and grow our leadership position.

Office Depot retail stores operate in the following countries, through a combination of wholly-owned operations, joint ventures and international licensing agreements:

                                                       SECOND QUARTER ACTIVITY        OPEN AT QUARTER END

--------------------------------------------------- ------------ ----------------- ----------- --------------
Number of Stores                                      Opened          Closed          2002         2001
--------------------------------------------------- ------------ ----------------- ----------- --------------
Mexico  (Joint Venture)                                       3                 -          65             55
France *                                                      2                 -          32             27
Israel  (Joint Venture & License)                             1                 -          24             22
Poland  (License)                                             -                 -          15             16
Japan *                                                       2                 1          12              7
Hungary  (License)                                            -                 -           3              3
Thailand  (License)                                           -                 -           2              2
Guatemala (Joint Venture)                                     1                 -           1              -
                                                    ------------ ----------------- ----------- --------------
     Total                                                    9                 1         154            132
--------------------------------------------------- ------------ ----------------- ----------- --------------
* Office Depot wholly owned stores


Along with its retail stores, the Company also has delivery and catalog operations in 16 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
CONFERENCE CALL INFORMATION
Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com/companyinfo under Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Office Place(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of June 29, 2002, Office Depot operated 853 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 19 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 110 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in five foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates seventeen additional Web sites, under the Office Depot and Viking Office Products names, in the U.S. and ten international countries including: Austria, Australia, Belgium, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS AMENDED. FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION ALL OF THE PROJECTIONS AND ANTICIPATED LEVELS OF FUTURE PERFORMANCE, INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME BY OFFICE DEPOT IN ITS FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING WITHOUT LIMITATION ITS MOST RECENT FILING ON FORM 10-K, FILED ON MARCH 19, 2002. YOU ARE STRONGLY URGED TO REVIEW ALL SUCH FILINGS FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND UNCERTAINTIES. THE COMPANY'S SEC FILINGS ARE READILY OBTAINABLE AT NO CHARGE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM, AS WELL AS ON A NUMBER OF OTHER COMMERCIAL WEB SITES.

                               OFFICE DEPOT, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                  13 WEEKS            13 WEEKS            26 WEEKS           26 WEEKS
                                                   ENDED               ENDED               ENDED               ENDED
                                                  JUNE 29,            JUNE 30,            JUNE 29,           JUNE 30,
                                                    2002                2001                2002               2001
                                              -----------------   -----------------   -----------------   ----------------

Sales                                              $2,644,314          $2,553,503          $5,684,929         $5,571,417
Cost of goods sold and occupancy costs              1,872,270           1,814,933           4,029,694          4,025,996
                                              -----------------   -----------------   -----------------   ----------------

  Gross profit                                        772,044             738,570           1,655,235          1,545,421

Store and warehouse operating
  and selling expenses                                552,894             550,375           1,154,950          1,160,677
General and administrative expenses                   124,793             108,802             240,904            206,863
Other operating expenses                                1,646             (1,119)               2,762                450
                                              -----------------   -----------------   -----------------   ----------------
                                                      679,333             658,058           1,398,616          1,367,990

  Operating profit                                     92,711              80,512             256,619            177,431

Other income (expense):
  Interest income                                       5,494               2,217               8,390              3,824
  Interest expense                                    (12,126)             (8,515)            (23,393)           (18,796)
  Miscellaneous income (expense), net                   1,528              (7,588)              4,005             (6,426)
                                              -----------------   -----------------   -----------------   ----------------

  Earnings before income taxes                         87,607              66,626             245,621            156,033

Income taxes                                           30,662              24,652              85,967             57,730
                                              -----------------   -----------------   -----------------   ----------------

   Net earnings                                     $  56,945           $  41,974           $ 159,654          $  98,303
                                              =================   =================   =================   ================

Earnings per common share:
   Basic                                             $   0.19            $   0.14            $   0.52           $   0.33
   Diluted                                               0.18                0.14                0.50               0.33

Weighted average number of common shares outstanding:
   Basic                                              307,665             297,085             305,585            296,590
   Diluted                                            329,886             313,480             328,057            313,010


                               OFFICE DEPOT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                          AS OF                     AS OF
                                                                        JUNE 29,                 DECEMBER 29,
                                                                          2002                       2001
                                                                    ------------------        -------------------
Assets

Current assets:
  Cash and cash equivalents                                               $  967,401                 $  563,410
  Receivables, net                                                           756,004                    781,476
  Merchandise inventories, net                                             1,096,333                  1,259,522
  Deferred income taxes and other assets                                     136,717                    148,490
  Prepaid expenses                                                            72,629                     53,292
                                                                    ------------------        -------------------
     Total current assets                                                  3,029,084                  2,806,190

Property and equipment, net                                                1,109,624                  1,110,011
Goodwill, net                                                                264,519                    249,560
Other assets                                                                 182,586                    165,882
                                                                    ------------------        -------------------
                                                                         $ 4,585,813                $ 4,331,643
                                                                    ==================        ===================
Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                       $ 1,015,726                $ 1,060,968
  Accrued expenses and other liabilities                                     578,764                    612,999
  Income taxes payable                                                       131,848                    109,026
  Current maturities of long-term debt                                       254,659                    318,521
                                                                    ------------------        -------------------
     Total current liabilities                                             1,980,997                  2,101,514

 Deferred income taxes and other credits                                      63,453                     64,139
 Long-term debt, net of current maturities                                   402,083                    315,331
 Zero coupon, convertible subordinated notes                                   2,265                      2,221

Commitments and Contingencies

Stockholders' Equity
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 392,943,992 in
    2002 and 385,538,340 in 2001                                               3,929                      3,855
 Additional paid-in capital                                                1,110,323                  1,007,088
 Unamortized value of long-term incentive stock grant                         (1,935)                    (2,578)
 Accumulated other comprehensive income                                      (22,317)                   (71,273)
 Retained earnings                                                         1,877,388                  1,717,734
 Treasury stock, at cost - 83,744,948 shares in 2002 and
    82,443,170 shares in 2001                                               (830,373)                  (806,388)
                                                                    ------------------
                                                                           2,137,015                  1,848,438
                                                                    ------------------        -------------------
                                                                         $ 4,585,813                $ 4,331,643
                                                                    ==================        ===================



                               OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                             26 WEEKS                   26 WEEKS
                                                                              ENDED                      ENDED
                                                                             JUNE 29,                   JUNE 30,
                                                                               2002                       2001
                                                                         -----------------         -------------------

Cash flows from operating activities:
  Net earnings                                                                $  159,654                   $  98,303
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                              99,317                      97,744
       Provision for losses on inventories and receivables                        49,296                      61,085
       Changes in working capital                                                 78,030                     135,532
       Loss on investment securities                                                  --                       8,500
       Other operating activities, net                                             1,922                      22,028
                                                                         -----------------         -------------------
     Net cash provided by operating activities                                   388,219                     423,192
                                                                         -----------------

Cash flows from investing activities:
  Purchases of investments and other assets                                           --                      (6,842)
  Capital expenditures, net of proceeds from sales                               (76,441)                    (71,546)
                                                                         -----------------         -------------------
     Net cash (used in) investing activities                                     (76,441)                    (78,388)
                                                                         -----------------         -------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock
      Under employee stock purchase plans                                         81,733                       8,851
  Acquisition of treasury stock                                                  (23,848)                         --
  Payments on long- and short-term borrowings, net                                (5,688)                   (292,565)
                                                                         -----------------         -------------------
     Net cash provided by (used in) financing activities                          52,197                    (283,714)
                                                                         -----------------         -------------------

 Effect of exchange rate changes on cash and cash equivalents                     40,016                     (22,963)
                                                                         -----------------         -------------------

  Net increase in cash and cash equivalents                                      403,991                      38,127
     Cash and cash equivalents at beginning of period                            563,410                     151,482
                                                                         -----------------         -------------------
     Cash and cash equivalents at end of period                               $  967,401                  $  189,609
                                                                         =================         ===================
